EXHIBIT 4(b)(5)

                           GMAC COMMERCIAL CREDIT LLC
                           1290 Avenue of the Americas
                            New York, New York 10104

                                        June 7, 2002

TII NETWORK TECHNOLOGIES, INC.
1385 Akron Street
Copiague, New York 11726

        Re:  Amendment to Loan Documents
             ---------------------------

Gentlemen:

     Reference is made to certain financing arrangements by and among GMAC COMMERCIAL CREDIT LLC, formerly known as BNY FACTORING LLC, as successor by merger to BNY Financial Corporation ("Lender"), TII Industries, Inc., now known as TII Network Technologies, Inc. ("Borrower"), and TII Corporation (which was subsequently dissolved), pursuant to certain financing agreements, including that certain Revolving Credit, Term Loan and Security Agreement dated April 30, 1998 (the "Credit Agreement"), together with various other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Credit Agreement, as the same has been, is hereby being, and may hereafter be amended, restated, renewed, extended, supplemented, substituted or otherwise modified, collectively, the "Loan Documents").

     Borrower has requested that Lender agree to amend certain provisions of the Loan Documents, all as more fully set forth herein. Lender has agreed to accommodate Borrower's request subject to the terms and conditions hereof.

     I.   Amendments.

          (1) Section 2.1(a)(ii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

               "(ii) fifty percent (50%) of Eligible Inventory (the "Inventory Advance Rate"; together with the Receivables Advance Rate, collectively the "Advance Rates"), provided, however, that the maximum amount of outstanding Revolving Advances against Eligible Inventory to Borrower hereunder shall not exceed $2,000,000 at any one time, less"

          (2) Section 3.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

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          "3.5 Unused Facility Fees. Borrower shall pay to Lender monthly, on the first day of the month for the immediately preceding month, if the average combined closing daily balance of all Revolving Advances and amounts due under Letters of Credit outstanding during any such calendar month (for each month, collectively, the "Average Daily Closing Revolver Balances") is, in the aggregate, less than the Maximum Revolving Advance Amount (such difference for each month, the "Applicable Revolver Amount"), an unused facility fee at a rate equal to three eighths of one percent (.375%) per annum of the Applicable Revolver Amount."

          (3) Section 6.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          "6.5 Net Worth. Cause to be maintained at all times a consolidated Net Worth in an amount (the "Minimum Net Worth") not less than (a) for Borrower's fiscal quarter ending March 29, 2002, $17,750,000, (b) for Borrower's fiscal quarter ending June 29, 2002, $17,500,000 less a one-time charge not exceeding $1,000,000 for writeoffs of intangibles and certain equipment related to the consolidation of Borrower's facilities in the Commonwealth of Puerto Rico, and (c) for each of Borrower's fiscal quarters thereafter, an amount equal to the sum of the Minimum Net Worth required for the immediately previous fiscal quarter plus fifty percent (50%) of Net Income (to the extent Net Income is positive) for such immediately previous fiscal quarter. Notwithstanding anything in this Agreement to the contrary, Borrower shall be deemed to be in compliance with this Section 6.5 at all times during any fiscal quarter other than the last day of such fiscal quarter (each such time hereinafter an "Interim Date") if, as of any Interim Date, Borrower's consolidated Net Worth is not more than $150,000 less than the applicable Minimum Net Worth required hereunder as of the last day of such fiscal quarter. Nothing herein shall release Borrower from its obligation to maintain the requisite Minimum Net Worth as of the last day of each fiscal quarter."

          (4) Section 7.4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          "7.4. Investments. Purchase or acquire obligations or stock of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers' acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if
          (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency,


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          (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, and (e) in one transaction or a series of transactions to be consummated not later than June 21, 2002, all of the issued and outstanding shares of Series C Convertible Preferred Stock of Borrower for total consideration of cash in the amount of not more than $1,200,000 plus the issuance of a warrant, in form and content satisfactory to Lender, for not more than 750,000 shares of common stock of Borrower at an exercise price of not less than $1.00 per share (such number of shares and exercise price being subject to potential anti-dilution adjustment)."

          (e) Section 10 of the Credit Agreement is hereby amended by: (i) deleting the semi-colon (;) and the word "or" at the end of Section 10(o); (ii) inserting a period in lieu thereof; and (iii) deleting Section 10(p) in its entirety.

     II. Representations, Warranties and Covenants. In addition to the continuing representations, warranties and covenants heretofore made by Borrower to Lender pursuant to the Loan Documents, Borrower hereby represents, warrants and covenants with and to Lender as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof and shall be incorporated into and made a part of the Loan Documents):

          A. No Event of Default exists or has occurred and is continuing on the date of this amendment upon giving effect to the terms of this amendment.

          B. This amendment has been duly executed and delivered by Borrower and is in full force and effect as of the date hereof, and the agreements and obligations of Borrower contained herein constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with its terms.

          C. Except as specifically set forth herein, no other changes or modifications to the Loan Documents are intended or implied, and in all other respects, the Loan Documents shall continue to remain in full force and effect in accordance with their respective terms as of the date hereof. Except as specifically set forth herein, nothing contained herein shall evidence a waiver or amendment by Lender of any other provision of the Loan Documents nor shall anything contained herein be construed as a consent by Lender to any transaction other than that specifically consented to herein.

          D. The terms and provisions of this amendment shall be for the benefit of the parties hereto and their respective successors and assigns; no other person, firm, entity or corporation shall have any right benefit or interest under this amendment. This amendment may be signed in counterparts, each of which shall be an original and all of which when taken together shall constitute one amendment. In making proof of this amendment, it shall not be necessary to produce or account for more than one counterpart signed by the party to be charged.


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          E. This amendment sets forth the entire agreement and understanding of the parties with respect to the matter set forth herein. This amendment cannot be changed, modified, amended or terminated except in writing executed by the party to be charged.

     III. Amendment Fee. In consideration of the amendments to the Loan Documents set forth herein Borrower unconditionally agrees to pay an amendment fee in the amount of $15,000, which amendment fee shall be fully earned as of the effective date of this amendment, shall not be subject to refund, rebate or proration for any reason whatsoever, and shall be charged by Lender to Borrower as of the date hereof.


                         [SIGNATURES ON FOLLOWING PAGE]


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     IN WITNESS WHEREOF, Lender and Borrower have executed this amendment as of the day and year first above written.

                                        GMAC COMMERCIAL CREDIT LLC

                                        By: /s/ David Duffy
                                           -------------------------------------
                                        Title: Vice President


ACKNOWLEDGED AND AGREED:

TII NETWORK TECHNOLOGIES, INC.


By: /s/ Kenneth A. Paladino
    -------------------------------
Title: Vice President Finance


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